Exhibit 3.4








               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                           HEALTH SCIENCES GROUP, INC.


     Pursuant to Section 7-106-102 of the Colorado Business Corporation Act



         We, being, respectively, the Chief Executive Officer and Secretary of HEALTH SCIENCES GROUP, INC., a Colorado corporation DO HEREBY CERTIFY:

         FIRST: That, pursuant to authority expressly granted and vested in the Board of Directors of said Corporation by the provisions of its Certificate of Incorporation, as amended, pursuant to Section 7-108-202 of the Colorado Business Corporation Act, said Board of Directors duly adopted, upon unanimous written consent, the following resolution:

         RESOLVED, that the Board of Directors, pursuant to authority granted and expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation, as amended, hereby authorizes the issue from time to time of a series of Preferred Stock of the Corporation and hereby fixes the designation, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in said Certificate of Incorporation, as amended, to be in their entirety as follows:

         SECTION 1. DESIGNATION. The series of Preferred Stock shall be designated and known as "Series A Convertible Preferred Stock" and is sometimes referred to herein as the "Preferred Stock". The authorized number of shares of Series A Convertible Preferred Stock shall be included in an amendment to this certificate to be filed upon the final closing ("Final Closing") of the

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Corporation's  offering of  investment  units  ("Units")  comprised of shares of
Series A Convertible Preferred Stock and warrants ("Warrants") to purchase common stock pursuant to that certain Private Placement Memorandum dated July 15, 2003 (the "Memorandum") and shall be equal to the number of shares of Series A Convertible Preferred Stock theretofore issued ("Final Number"), and the Corporation may issue any number of shares of Series A Convertible Preferred Stock, up to the Final Number, as part of Units to be sold pursuant to the Memorandum until the Final Closing. Thereafter, the number of shares of Series A Convertible Preferred shall in all respects be limited to the Final Number. The number of shares constituting such series shall not exceed $2,000,000 divided by the lowest of $0.85 or the average of five Closing Bid Prices prior to each closing or the Closing Bid Price prior to each Closing. The "Issuance Price" of each share of the Series A Convertible Preferred Stock shall be the aggregate cash purchase price at which such share, along with an accompanying warrant, was first issued and sold by the Corporation. As used herein, "Closing Bid Price" shall mean the closing bid price of the Corporation's Common Stock as reported by Bloomberg Financial L.P. on the date in question (based on a trading day from 9:30 a.m. ET to 4:00 p.m. Eastern Time) (and, if no closing bid price is reported, the closing price as so reported, and if neither the closing bid price nor the closing price is so reported, the last reported price of the Common Stock as determined by an independent evaluator mutually agreed to by the Holder and the Company).

         SECTION 2. LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of each share of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the common stock of the Corporation, $0.001 par value per share (the "Common Stock") or any other series of preferred stock that rank junior to the Preferred Stock by reason of their ownership thereof, an amount equal to the original Issuance Price, as adjusted, per share of Preferred Stock, plus (ii) any and all accrued but unpaid dividends on each share of Preferred Stock declared or otherwise due and payable pursuant to Section 5 hereof (the "Liquidation Preference"). If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of the Preferred Stock shall be insufficient to pay the holders of the Preferred Stock the full amounts to which

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they  respectively  shall be entitled pursuant to this Section 2, the holders of shares of the Preferred Stock shall share ratably in any distribution of assets according to the respective amounts that would be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

         All of the preferential amounts to be paid to the holders of the Preferred Stock under this Section 2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock or any other series of Preferred Stock that rank junior to the preferred stock of the Corporation in connection with such liquidation, dissolution or winding up. After payment shall have been made to the holders of shares of the Preferred Stock of the full amounts to which they shall have been entitled pursuant to this Section 2, the holders of shares of the Corporation's Common Stock and the holders of shares of the Preferred Stock and any other series of convertible preferred stock that ranks PARI PASSU with the Preferred Stock shall be entitled to share in all remaining assets of the Corporation available for distribution to its stockholders, such remaining assets to be shared by the holders of shares of the Corporation's Common Stock and the holders of shares of the Preferred Stock and any other series of convertible preferred stock that ranks PARI PASSU with the Preferred Stock on a pro rata basis calculated as if all of the outstanding shares of the Preferred Stock and any other series of convertible preferred stock that ranks PARI PASSU with the Preferred Stock had been converted into shares of Common Stock pursuant to Section 3 hereof immediately prior to such payment.

         For the purposes of this Section 2, the term "liquidation" shall be deemed to include (i) a consolidation or merger of the Corporation (but not a reincorporation merger to change the domicile of the Corporation) with or into any other corporation (whereby the then shareholders of the Corporation no longer own in excess of 50% of the voting stock), (ii) a merger of any other corporation into the Corporation (whereby the then shareholders of the
Corporation no longer own in excess of 50% of the voting stock), (iii) a reorganization of the Corporation (whereby the then shareholders of the Corporation no longer own in excess of 50% of the voting stock), (iv) a purchase or redemption of all or a substantial part of the outstanding shares of any class or classes of capital stock of the Corporation, (v) a sale, transfer, assignment or other disposition of all or substantially all the assets of the

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Corporation or (vi) a distribution to the Corporation's  holders of Common Stock of the stock of any subsidiary of the Corporation.

         If the assets or surplus funds to be distributed to the holders of the Preferred Stock are insufficient to permit the payment to such holders of their full preferential amount, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

         SECTION 3. CONVERSION. The holders of any shares of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         (a)  RIGHT  TO  CONVERT.   Each  share  of  Preferred  Stock  shall  be
convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share but not after the Mandatory Conversion Date as defined in
(b) below, at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully paid and nonassessable shares of Common Stock (calculated to the nearest one-one-hundredth (1/100) of a share) determined by dividing the Issuance Price by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Preferred Stock without the payment of any additional consideration by the holder thereof (the "Conversion Price") shall initially be equal to the Issuance Price per share of Common Stock. Such initial Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Preferred Stock is convertible, as hereinafter provided.

         (b) AUTOMATIC CONVERSION. Each share of Preferred Stock shall automatically be converted into shares of Common Stock in the manner set forth above utilizing the then effective Conversion Price upon the earlier of (i) the three year anniversary of the Original Issue Date (as defined in Section 3(d)(i)) (the "Mandatory Conversion Date") or (ii) following the two year anniversary of the Original Issue Date, immediately following such date that the Common Stock trades at a Closing Bid Price of $4.00 (subject to adjustment to reflect stock splits, stock dividends, recapitalizations and the like) or more for twenty consecutive trading days. Each person who holds of record Preferred Stock immediately prior to such automatic conversion shall be entitled to all

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

dividends which have accrued to the time of the automatic conversion, but not paid on the Preferred Stock, pursuant to Section 5 hereof. Such dividends shall be paid to all such holders within twenty (20) days of the automatic conversion.

         (c) MECHANICS OF CONVERSION. Before any holder of Preferred Stock shall be entitled to convert the same into full or fractional shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein his name or the name or names of his nominees in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of whole or fractional shares, as applicable, of Common Stock to which he shall be entitled as aforesaid, and a certificate or certificates for such number of shares of Preferred Stock as were represented by the certificates surrendered and not converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         (d) ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES:

         (i) SPECIAL DEFINITIONS. For purposes of this Section 3(d), the following definitions shall apply:

         (1) "OPTION" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

         (2) "ORIGINAL ISSUE DATE" shall mean the date on which the first share of Preferred Stock was originally issued.

         (3) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares (other than Common Stock and Preferred Stock) or other securities directly or indirectly convertible into or exchangeable or exercisable for Common Stock.


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

         (4) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to Section 3(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, but shall not include shares of Common Stock issued or issuable:

         (A) upon conversion of shares of Preferred Stock or convertible securities outstanding as of the date hereof;

         (B) to officers or employees of, or consultants to, the Corporation pursuant to a stock purchase or option plan or other incentive program approved by the Board of Directors of the Corporation;

         (C) upon exercise of outstanding warrants or the Warrants;

         (D) in connection with a business acquisition where the stockholders of the Corporation prior to such acquisition own 50% or more of the Common Stock of the Corporation following such acquisition., or to an institutional or bank lender in connection with a loan transaction or equipment lease; or

         (E) by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clause (A) or (B).

         (ii) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the number of shares of Common Stock into which the Preferred Stock is convertible shall be made, by adjustment in the Conversion Price of Preferred Stock in respect of the issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Share.

         (iii) ISSUE OF SECURITIES DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK.

         (1) OPTIONS AND CONVERTIBLE SECURITIES. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of any such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as

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of the close of business on such record date, provided that Additional Shares of
Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

         (A) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such options or conversion or exchange of such Convertible securities;

         (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it effects such Options or the rights of conversion or exchange under such Convertible Securities;

         (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, upon such expiration, shall be recomputed as if:

         (I) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and


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         (II)  in the  case of  Options  for  Convertible  Securities  only  the
Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 3(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

         (D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

         (E) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause
(C) above; and

         (F) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this subparagraph 3(d)(iii) as of the actual date of their issuance.

         (2) STOCK DIVIDENDS, STOCK DISTRIBUTIONS AND SUBDIVISIONS. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

         (A) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or


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         (B) in the case of any such  subdivision,  at the close of  business on the date immediately prior to the date upon which such corporate action becomes effective.

         If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this subparagraph 3(d)(iii) as of the time of actual payment of such dividend.

         (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(iii), but excluding Additional Shares of Common Stock issued pursuant to Section 3(d)(iii)(2), which event is dealt with in Section 3(d)(vi) hereof) without consideration or for a consideration per share (the "New Consideration Per Share") less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue to a price equal to such New Consideration Per Share.

         (v) DETERMINATION OF CONSIDERATION. For purposes of this Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

         (1) CASH AND PROPERTY: Such consideration shall:

         (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

         (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

         (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.


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

         (2) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

         (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

         (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

         (vi)   ADJUSTMENT   FOR   DIVIDENDS,    DISTRIBUTIONS,    SUBDIVISIONS,
COMBINATIONS OR CONSOLIDATION OF COMMON STOCK.

         (1) STOCK DIVIDENDS, DISTRIBUTIONS OR SUBDIVISIONS. In the event the Corporation shall issue Additional Shares of Common Stock pursuant to Section 3(d)(iii)(2) in a stock dividend, stock distribution or subdivision, the Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

         (2) COMBINATIONS OR CONSOLIDATIONS. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

         (vii) ADJUSTMENT FOR MERGER OR REORGANIZATION, ETC. In case of any consolidation or merger of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of Preferred Stock thereafter shall be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation

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deliverable  upon  conversion of such  Preferred  Stock would have been entitled upon such consolidation, merger or conveyance; and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock. No adjustment pursuant to this subsection shall impair or affect a Preferred Stockholder's right to receive their respective Liquidation Preference pursuant to Section 2 hereof.

         (e) NO IMPAIRMENT. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this
Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

         (f) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the number of shares into which the Preferred Stock may be converted pursuant to this Section 3, the Corporation, at its expense, promptly shall compute such adjustment or readjustment in accordance with the terms hereof and, upon request by any holder of Preferred Stock, furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation, upon the written request at any time of any holder of Preferred Stock, shall furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

         (g) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any

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dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters and other than the dividends to be paid pursuant to Section 5 hereof) or other distribution, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

         (h) COMMON STOCK RESERVED. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as from time to time shall be sufficient to effect conversion of the Preferred Stock.

         SECTION 4. VOTING. (a) The holders of shares of Preferred Stock shall be entitled to notice of any stockholders' meeting and to vote upon any matter submitted to a stockholder for a vote, on the following basis:

         (i) Holders of Preferred Stock shall have that number of votes per share as is equal to the number of shares of Common Stock into which each such share of Preferred Stock held by such holder is convertible; and

         (ii) Following the closing of at least $1,250,000 in aggregate purchase price of Units, so long as any shares of Preferred Stock are outstanding, the holders of a majority of the then-outstanding shares of Preferred Stock, voting together as a separate class, shall have the right to elect one member of the Company's Board of Directors.

         SECTION 5. DIVIDENDS. Provided that the Corporation is legally permitted to do so, the Corporation shall declare and pay to the holder of each share of Preferred Stock cash dividends (or at the Corporation's option, shares of Common Stock registered with the Securities and Exchange Commission) aggregating each year in the amount of eight (8%) of the Liquidation Preference thereof (the "Preferred Dividend"), making payment of such Preferred Dividends within five business days of the end of each calendar quarter (i.e., March 31st, June 30th, September 30th and December 31st) during which Preferred Stock is owned and on the Mandatory Conversion Date. Such dividends shall be cumulative commencing as of the Original Issue Date, shall be paid prior and in advance of payment of dividends on any other capital stock of the Corporation, and shall be paid on at least a quarterly basis, and in all events prior to, and greater than the payment of dividends on any other capital stock of the Corporation.


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

         SECTION 6. RESTRICTION ON ADDITIONAL ISSUANCES. The Corporation shall not, without the prior written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock, (i) create or issue any additional Series A Convertible Preferred Stock (other than the shares authorized hereby) or securities of the Corporation which rank senior to the Preferred Stock upon payment of dividends or upon liquidation or other distribution of assets, (ii) alter, amend or otherwise modify any of the rights, preferences or privileges of the Preferred Stock or (iii) redeem or repurchase any shares of Preferred Stock.

         SECTION 7. REDEMPTION. The Preferred Stock shall not be redeemable by the Corporation without the consent of the holders of the Preferred Stock as required by Section 6.

         SECTION 8. STATUS OF CONVERTED STOCK. In case any shares of Preferred Stock shall be converted, the shares so converted shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Convertible Preferred Stock.

         SECOND: That said determination of the designation, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to said Preferred Stock, was duly made by the Board of Directors pursuant to the provisions of the Certificate of Incorporation of the Corporation, as amended, and in accordance with the provisions of Section 7-108-202 of the Colorado Business Corporation Act.

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


IN WITNESS WHEREOF, this Certificate has been signed by the Chief Executive Officer of HEALTH SCIENCES GROUP, INC. and said Corporation has caused its corporate seal to be hereunder affixed and attested by its Secretary, all as of the 17thday of July_, 2003.

HEALTH SCIENCES GROUP, INC.

By:
  ----------------------------------------
         Name:  Fred Tannous
         Title: Chief Executive Officer


By:
  ----------------------------------------
         Name: Bill Glaser
         Title: Secretary



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